Exhibit 99.1

PC MALL OBTAINS UP TO A $50 MILLION INCREASE ON ITS CREDIT FACILITY

Torrance, CA – November 6, 2007— PC Mall, Inc. (Nasdaq: MALL), announced today that it has entered into an amendment to its credit facility that provides for an increase to the credit limit under the facility by $20 million to $120 million effective immediately, with a potential to increase up to an additional $30 million to a maximum amount of up to $150 million, for a total increase of up to $50 million. The additional $30 million is subject to an acceptance by a third party assignee in the event the lender elects to assign such excess amount. For a complete copy of the amendment and a description of certain other terms, please see our Current Report on Form 8-K filed with the Securities and Exchange Commission, dated November 5, 2007.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the statements regarding the Company's expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements related to the Company's ability to obtain an increase in the credit limit up to the full $150 million, or to find a third party assignee with regard to such excess amount. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: the lender may not advance any amounts in excess of $120 million, and there can be no assurance there will be any third party assignee willing take an assignment of terms and conditions in whole or in part regarding such excess amount. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's Form 10-Q for the 2007 fiscal quarter ended June 30, 2007, on file with the Securities and Exchange Commission, and in its other periodic reports filed from time to time with the Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statements.

About PC Mall, Inc.

PC Mall, Inc., together with its subsidiaries, is a rapid response supplier of technology solutions for businesses, government and educational institutions as well as consumers. More than 100,000 different products from companies such as, but not limited to, Apple, HP, IBM, Lenovo and Microsoft are marketed to customers using relationship-based selling, direct marketing, catalogs and the Internet (www.pcmall.com, www.macmall.com, www.pcmallgov.com, www.gmri.com, www.wareforce.com, www.sarcom.com, and www.onsale.com). Customer orders are rapidly filled by our distribution center strategically located near FedEx's main hub or by our extensive network of distributors, which is one of the largest networks in the industry.

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Contact:

PC Mall, Inc.

Frank Khulusi, Chairman, President and CEO

Brandon LaVerne, Interim CFO

310-354-5600

Genesis Select

Budd Zuckerman, Investor Relations

303-415-0200